EXHIBIT 99.1

Contacts:

Investors/Media:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NEW YORK STOCK EXCHANGE NOTIFIES NORTHWESTERN

THAT IT IS NOT IN COMPLIANCE WITH CONTINUED LISTING STANDARDS

SIOUX FALLS, S.D. — Aug. 22, 2003 — NorthWestern Corporation (NYSE:NOR) today reported that it has received formal notification, dated August 21, 2003, from the New York Stock Exchange (NYSE) indicating that the Company was below the continued listing criteria of a total market capitalization of not less than $50 million over a 30 trading-day period and stockholders’ equity of not less than $50 million.

In order to maintain listing, the Company is required to develop and submit a business plan within 45 days after the NYSE notice that will demonstrate compliance with the continued listing standards within 18 months of notice from the NYSE, however, no assurances can be given that the Company will be able to develop a plan to demonstrate compliance.  If the Company does not submit a plan that is found acceptable by the NYSE, the Company will be subject to immediate suspension by the NYSE and delisting by the SEC.

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska.  NorthWestern also has investments in Expanets, Inc., a nationwide provider of networked communications and data services to small and mid-sized businesses; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

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